EXHIBIT 2

        Set forth below is a summary of acquisitions of beneficial ownership in the Shares of the Issuer by Frost-Nevada, Limited Partnership effected from January 27, 1995 through the date of this Amendment No. 2.

                    NUMBER OF SHARES  PRICE PER             TYPE OF
DATE                  ACQUIRED          SHARE             TRANSACTION
- - ----                ----------------  ---------           -----------

7/24/95                 2,000          5.00             Open Market Transaction

7/24/95                   500          5.125            Open Market Transaction

7/24/95                   500          5.1875           Open Market Transaction

7/24/95                 2,000          5.00             Open Market Transaction

11/2/95                 1,000          5.781            Open Market Transaction

11/2/95                10,000          5.50             Open Market Transaction

11/21/95               25,000          5.25             Open Market Transaction